Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190983

STRATEGIC STORAGE TRUST II, INC.

SUPPLEMENT NO. 3 DATED NOVEMBER 19, 2015

TO THE PROSPECTUS DATED SEPTEMBER 28, 2015

This document supplements, and should be read in conjunction with, the prospectus of Strategic Storage Trust II, Inc. dated September 28, 2015, Supplement No. 1 dated October 5, 2015 and Supplement No. 2 dated October 23, 2015. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•	an update on the status of our public offering;

•	an update to our risk factors;

•	an update regarding redemptions of our Operating Partnership’s Preferred Units;

•	information regarding our share redemption program;

•	information regarding related party fees and expenses;

•	an update regarding the acquisition of a self storage facility in Tampa, Florida;

•	an update regarding the potential acquisition of a self storage facility in Boynton Beach, Florida;

•	an update regarding the potential acquisition of a self storage facility in Lancaster, California;

•	an update regarding the potential acquisition of two self storage facilities located in Toronto, Canada;

•	an update regarding distributions to Class T stockholders and the stockholder servicing fee;

•	an update to the “Where You Can Find More Information” section of our prospectus;

•	an update to the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of our prospectus to include information for the three and nine months ended September 30, 2015; and

•	our unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2015.

Status of Our Offering

We commenced the initial public offering of shares of our common stock on January 10, 2014. On May 23, 2014, we reached the minimum offering amount of $1.5 million in sales of shares and commenced operations. Effective September 28, 2015, we reallocated shares in our primary offering to consist of the following: up to $500 million in Class A shares at a price of $10.00 per share; and up to $500 million in Class T shares at a price of $9.47 per share. As of November 17, 2015, we have received gross offering proceeds of approximately $148.8 million from the sale of approximately 14.9 million Class A shares and approximately $1.3 million from the sale of approximately 140,000 Class T shares in our offering. As of November 17, 2015, approximately $945 million in shares remained available for sale to the public under our initial public offering, including shares available under our distribution reinvestment plan.

Update to Risk Factors

The risk factor under “Risks Related to this Offering and an Investment in Strategic Storage Trust II, Inc.” titled, “To date, we have paid all of our distributions from sources other than cash flow from operations; therefore, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced” is hereby deleted and replaced with the following:

We have paid, and may continue to pay, distributions from sources other than cash flow from operations; therefore, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced.

In the event we do not have enough cash from operations to fund our distributions, we may borrow, issue additional securities, or sell assets in order to fund the distributions or make the distributions out of net proceeds from our offering. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. From our inception through September 30, 2015, the payment of distributions has been paid from offering proceeds. If we continue to pay distributions from sources other than cash flow from operations, we will have fewer funds available for acquiring properties, which may reduce our stockholders’ overall returns. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain.

Redemptions of Preferred Units

On July 22, 2015, our Operating Partnership redeemed 240,000 Preferred Units for $6 million; on September 23, 2015, our Operating Partnership redeemed 340,000 Preferred Units for $8.5 million; and on October 30, 2015, our Operating Partnership redeemed 1.0 million Preferred Units for $25 million. The Redemption Price for the Preferred Units for the partial redemptions equaled the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions thereon to the date of redemption. On November 9, 2015, our Operating Partnership redeemed the remaining 798,780 Preferred Units for approximately $22 million resulting in the redemption of all of the Preferred Units. The Redemption Price for the Preferred Units for the redemption of the remaining outstanding Preferred Units equaled the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions and any accumulated Deferred Distributions thereon to the date of redemption. As of November 9, 2015, there were no Preferred Units outstanding and we no longer have any obligations to the Preferred Investor, including the payment of any distributions.

Share Redemption Program Information

Through September 30, 2015 we received one request for the redemption of 1,750 shares which was fulfilled in July 2015.

Related Party Fees and Expenses

The following table summarizes related party costs incurred and paid by us for the year ended December 31, 2014, and the nine months ended September 30, 2015, and any related amounts payable as of December 31, 2014 and September 30, 2015:

	Year Ended December 31, 2014			Nine Months Ended September 30, 2015
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$862,827	$26,326	$836,501	$1,060,736	$1,848,986	$48,251
Asset management fees	22,254	—	22,254	616,858	639,112	—
Property management fees	47,287	—	47,287	927,764	975,051	—
Acquisition expenses	1,089,783	386,750	703,033	2,625,303	3,247,701	80,635
Capitalized
Deferred financing costs	441,873	—	441,873	214,006	505,879	150,000
Other assets	461,492	—	461,492	77,556	539,048	—
Additional Paid-in Capital
Selling commissions	1,201,157	1,201,157	—	3,012,145	3,012,145	—
Dealer Manager fee	514,781	508,902	5,879	753,037	729,339	29,577
Offering costs	1,805,916	—	1,805,916	319,882	2,069,699	56,099

Total	$6,447,370	$2,123,135	$4,324,235	$9,607,287	$13,566,960	$364,562

Acquisition of Rainbow Property

On November 2, 2015, we purchased a self storage facility located in Tampa, Florida (the “Rainbow Property”). We acquired the Rainbow Property from an unaffiliated third party for a purchase price of approximately $3.2 million plus closing costs and acquisition fees. Our advisor earned approximately $55,000 in acquisition fees in connection with this acquisition. The Rainbow Property has approximately 510 units with approximately 50,100 net rentable square feet. We financed the acquisition of the Rainbow Property by using net proceeds from our public offering.

Potential Acquisition of Boynton Beach Property

On November 3, 2015, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party (the “Boynton Beach Purchase Agreement”) for the acquisition of a self storage facility located in Boynton Beach, Florida (the “Boynton Beach Property”).

The Boynton Beach Property is a self storage facility that contains approximately 74,800 net rentable square feet and approximately 940 rental units. The purchase price for the Boynton Beach Property is approximately $18 million, plus closing costs and acquisition fees. We expect the acquisition of the Boynton Beach Property to close in the first quarter of 2016 and to fund such acquisition with a combination of net proceeds from our offering and debt financing.

Pursuant to the Boynton Beach Purchase Agreement, we will be obligated to purchase the Boynton Beach Property only after satisfactory completion of agreed upon closing conditions. We will decide whether to acquire the Boynton Beach Property generally based upon:

•	our ability to raise sufficient net proceeds from our public offering;

•	approval of our board of directors to purchase the Boynton Beach Property;

•	satisfactory completion of due diligence on the Boynton Beach Property and the seller of the Boynton Beach Property;

•	satisfaction of the conditions to the acquisition in accordance with the Boynton Beach Purchase Agreement; and

•	no material adverse changes relating to the Boynton Beach Property, the seller of the Boynton Beach Property or certain economic conditions.

There can be no assurance that we will complete the acquisition of the Boynton Beach Property. In some circumstances, if we fail to complete the acquisition, we may forfeit up to $490,000 in earnest money on the Boynton Beach Property.

Other properties may be identified in the future that we may acquire prior to or instead of the Boynton Beach Property. Due to the considerable conditions to the consummation of the acquisition of the Boynton Beach Property, we cannot make any assurances that the closing of the Boynton Beach Property is probable.

Potential Acquisition of Lancaster Property

On November 12, 2015, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party (the “Lancaster Purchase Agreement”) for the acquisition of a self storage facility located in Lancaster, California (the “Lancaster Property”).

The Lancaster Property is a self storage facility that contains approximately 71,900 net rentable square feet and approximately 550 rental units. The purchase price for the Lancaster Property is approximately $4.7 million, plus closing costs and acquisition fees. We expect the acquisition of the Lancaster Property to close in the first quarter of 2016 and to fund such acquisition with a combination of net proceeds from our offering and debt financing.

Pursuant to the Lancaster Purchase Agreement, we will be obligated to purchase the Lancaster Property only after satisfactory completion of agreed upon closing conditions. We will decide whether to acquire the Lancaster Property generally based upon:

•	our ability to raise sufficient net proceeds from our public offering;

•	approval of our board of directors to purchase the Lancaster Property;

•	satisfactory completion of due diligence on the Lancaster Property and the seller of the Lancaster Property;

•	satisfaction of the conditions to the acquisition in accordance with the Lancaster Property Purchase Agreement; and

•	no material adverse changes relating to the Lancaster Property, the seller of the Lancaster Property or certain economic conditions.

There can be no assurance that we will complete the acquisition of the Lancaster Property. In some circumstances, if we fail to complete the acquisition, we may forfeit up to $100,000 in earnest money on the Lancaster Property.

Other properties may be identified in the future that we may acquire prior to or instead of the Lancaster Property. Due to the considerable conditions to the consummation of the acquisition of the Lancaster Property, we cannot make any assurances that the closing of the Lancaster Property is probable.

Potential Acquisition of Two Properties in Toronto, Canada

On November 17, 2015, one of our subsidiaries executed an assignment with a subsidiary of Strategic Storage Growth Trust, Inc. (“SSGT”), a public non-traded REIT focused on opportunistic self storage assets, for the right to purchase two properties under SSGT’s purchase and sale agreement with an unaffiliated third party (the “Storage Spot Purchase Agreement”) for the acquisition of four self storage facilities (the “Storage Spot Portfolio”). The two properties we expect to purchase are located in the Burlington and Milton areas of Toronto, Canada. The purchase price for the Burlington and Milton properties is approximately $32 million CAD, plus closing costs and acquisition fees.

A summary of the two properties is as follows:

Property	Address	Purchase Price	Year Built	Approx. Sq. Ft. (net)	Approx. Units
Burlington – Ontario	1207 Appleby Line, Burlington, Ontario	$19,175,000 CAD	2011	79,700	910
Milton – Ontario	530 Martin Street, Milton, Ontario	$12,825,000 CAD	2006	70,100	850

Totals		$32,000,000 CAD		149,800	1,760

In connection with the assignment, we will indemnify SSGT in connection with our potential acquisition of the Burlington and Milton properties.

We expect to close the acquisition of the Burlington and Milton properties in the fourth quarter of 2015 and to fund such acquisition with a combination of net proceeds from our public offering and assumption of existing debt.

Since the Burlington and Milton properties are located in Canada, a subsidiary of our sponsor will manage the Burlington and Milton properties and the Burlington and Milton properties will be branded using the SmartStop® Self Storage brand.

Pursuant to the Storage Spot Purchase Agreement and the assignment, we will be obligated to purchase the Burlington and Milton properties only after satisfactory completion of agreed upon closing conditions. We will decide whether to acquire the Burlington and Milton properties generally based upon:

•	our ability to raise sufficient net proceeds from our public offering;

•	approval of our board of directors to purchase the Burlington and Milton properties;

•	satisfactory assumption terms of existing debt;

•	satisfaction of the conditions to the acquisition in accordance with the Storage Spot Purchase Agreement; and

•	no material adverse changes relating to the Burlington and Milton properties, the seller of the Burlington and Milton properties or certain economic conditions.

There can be no assurance that we will complete the acquisition of the Burlington and Milton properties. In some circumstances, if we fail to complete the acquisition, we may forfeit up to approximately $940,000 CAD in earnest money on the Storage Spot Portfolio.

Other properties may be identified in the future that we may acquire prior to or instead of the Burlington and Milton properties. Due to the considerable conditions to the consummation of the acquisition of the Burlington and Milton properties, we cannot make any assurances that the closing of the Burlington and Milton properties is probable.

Distributions to Class T Stockholders and the Stockholder Servicing Fees

On October 21, 2015 our board of directors declared distributions in the amount of $0.00164383561 per day per share (equivalent to an annualized distribution rate of 6.34% assuming the Class T share was purchased for $9.47) on the outstanding Class T shares payable to stockholders of record at the close of business on each day during the period from October 21, 2015 through December 31, 2015. As stated in our prospectus, distributions paid with respect to Class T shares will be reduced by the payment of the stockholder servicing fee. The stockholder servicing fee associated with the Class T shares accrues daily in the amount of 1/365th of 1.0% of the purchase price per Class T share, or approximately $0.000259 per share per day (assuming the Class T share was purchased for $9.47). If a stockholder of Class T shares elected to participate in our distribution reinvestment plan, only the cash distributions remaining after payment of the stockholder servicing fee will be reinvested under our distribution reinvestment plan.

Update to the “Where You Can Find More Information” Section of our Prospectus

The fourth full paragraph, which paragraph is immediately following the bullet points, in the “Where You Can Find More Information” section of our prospectus is hereby deleted.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this supplement. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should also be read in conjunction with our financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2014, which were incorporated by reference to our prospectus.

Overview

Strategic Storage Trust II, Inc., a Maryland corporation (the “Company”), was formed on January 8, 2013 under Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. The Company’s year-end is December 31. As used in this supplement, “we,” “us,” “our,” and “Company” refer to Strategic Storage Trust II, Inc.

Strategic Storage Holdings, LLC, a Delaware limited liability company (our “Prior Sponsor”), was the sponsor of our Offering (as defined below) through August 31, 2014. Effective August 31, 2014, SmartStop Self Storage, Inc. (“SmartStop”) entered into a series of transactions, agreements and amendments to its existing agreements and arrangements (such agreements and amendments hereinafter referred to collectively as the “Self Administration and Investment Management Transaction”) with our Prior Sponsor and its affiliates, pursuant to which, effective August 31, 2014, SmartStop became our sponsor and acquired the self storage advisory, asset management, property management and investment management businesses of our Prior Sponsor including our Prior Sponsor’s sole membership interest in SmartStop Asset Management, LLC, a Delaware limited liability company (“SmartStop Asset Management”), formerly known as Strategic Storage Realty Group, LLC, which owns 97.5% of the economic interests (and 100% of the voting membership interests) of Strategic Storage Trust Advisor II, LLC (our “Advisor”) and owns 100% of Strategic Storage Property Management II, LLC (our “Property Manager”). SmartStop was formed on August 14, 2007 for the purpose of engaging in the business of investing in self storage facilities. As of September 30, 2015, SmartStop owned 127 self storage facilities located in 17 states and the Greater Toronto Area.

On October 1, 2015, SmartStop and Extra Space Storage Inc. (“Extra Space”), along with subsidiaries of each of SmartStop and Extra Space, closed on a merger transaction (the “Merger”) in which SmartStop was acquired by Extra Space for $13.75 per share in cash, representing an enterprise value of approximately $1.4 billion.

At the closing of the Merger, SmartStop Asset Management, the owner of our Property Manager and majority and sole voting member of our Advisor, was sold to an entity controlled by H. Michael Schwartz, our Chairman of the Board of Directors, Chief Executive Officer and President, and became our sponsor (our “New Sponsor”). The former executive management team of SmartStop continues to serve as the executive management team for our New Sponsor. In addition, our management team remains the same, as well as the management team of our Advisor and Property Manager.

At the closing of the Merger, we entered into new property management agreements with our Property Manager and our Property Manager entered into sub-property management agreements with Extra Space for the management of our properties. Furthermore, Extra Space acquired the rights to the “SmartStop® Self Storage” brand in the United States through the Merger and we can no longer utilize this brand. The properties we own are being re-branded under the Extra Space name. However, any properties owned or acquired in Canada will be managed by a subsidiary of SmartStop Asset Management and will continue to be branded using the SmartStop® Self Storage brand.

Our Advisor, a Delaware limited liability company, was formed on January 8, 2013. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of the advisory agreement we have with our Advisor (our “Advisory Agreement”). The officers of our Advisor are also officers of us and our New Sponsor.

On August 2, 2013, our Advisor purchased 100 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Amendment and Restatement authorizes 700,000,000 shares of common stock with a par value of $0.001 and 200,000,000 shares of preferred stock with a par value of $0.001. We are offering a maximum of $1,000,000,000 of common shares for sale to the public (the “Primary Offering”) and $95,000,000 of common shares pursuant to our distribution reinvestment plan (collectively the “Offering”). On January 10, 2014, the Securities and Exchange Commission (“SEC”) declared our registration statement effective. On May 23, 2014, we satisfied the $1.5 million minimum offering requirements of our Offering and commenced formal operations. On September 28, 2015, the Company revised its Offering of up to $1.095 billion in shares of common stock, including $95 million of shares offered under the Company’s distribution reinvestment plan. The Company is now offering two classes of shares of common stock: Class A common stock, $0.001 par value per share (the “Class A Shares”) and Class T common stock, $0.001 par value per share (the “Class T Shares”). As of September 30, 2015, we had issued approximately 5.7 million Class A Shares and no Class T Shares for gross proceeds of approximately $57.0 million and none, respectively. We intend to invest the net proceeds from the Offering primarily in self storage facilities and related self storage real estate investments. As of September 30, 2015, we owned 32 self storage properties located in ten states.

Our operating partnership, Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership (our “Operating Partnership”), was formed on January 9, 2013. During 2013, our Advisor purchased limited partnership interests in our Operating Partnership for $200,000 and on August 2, 2013, we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. Our Operating Partnership owns, directly or indirectly through one or more special purpose entities, all of the self storage properties that we have acquired and the self storage properties we will acquire in the future. As of September 30, 2015, we owned approximately 99.6% of the common units of limited partnership interests of our Operating Partnership. The remaining approximately 0.4% of the common units are owned by our Advisor. As the sole general partner of our Operating Partnership, we have the exclusive power to manage and conduct the business of our Operating Partnership. We conduct certain activities through our taxable REIT subsidiary, Strategic Storage TRS II, Inc., a Delaware corporation (the “TRS”) which is a wholly-owned subsidiary of our Operating Partnership.

Our Property Manager was formed on January 8, 2013 to manage our properties. Our Property Manager derives substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager.

Our dealer manager is Select Capital Corporation, a California corporation (our “Dealer Manager”). Our Dealer Manager is responsible for marketing our shares offered pursuant to our Primary Offering. Our President and Chief Executive Officer owned, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager through August 31, 2014. Effective August 31, 2014, SmartStop indirectly owns such 15% non-voting equity interest in our Dealer Manager, pursuant to the Self Administration and Investment Management Transaction. Effective on the closing date of the Merger on October 1, 2015, the 15% non-voting equity interest in our Dealer Manager is not owned by SmartStop Asset Management, our New Sponsor. An affiliate of our Dealer Manager continues to own a 2.5% non-voting membership interest in our Advisor.

As we accept subscriptions for shares of our common stock, we transfer substantially all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we are deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership is deemed to have simultaneously paid the sales commissions and other costs associated with the Offering. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the Operating Partnership’s limited partnership agreement, as amended (the “Operating Partnership Agreement”). Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as it is acting as our Advisor pursuant to our Advisory Agreement.

As of September 30, 2015, we owned 32 self storage facilities located in ten states comprising approximately 18,030 units and approximately 2.0 million rentable square feet. Prior to October 1, 2015, our properties were branded under the “SmartStop® Self Storage” brand. We were authorized to use this brand and other intellectual property pursuant to a license. Pursuant to the Merger, Extra Space acquired the rights to the “SmartStop® Self Storage” brand in the United States and we no longer utilize this brand. The properties we own are being re-branded under the Extra Space name. However, any properties owned or acquired in Canada will continue to be branded using the “SmartStop® Self Storage” brand.

Our results of operations for the three and nine months ended September 30, 2015 are not indicative of those expected in future periods as we expect that rental income, operating expenses, depreciation expense, amortization expense and interest expense will each increase in future periods as a result of anticipated future acquisitions of real estate assets.

As of September 30, 2015, our self storage portfolio was comprised as follows:

State	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)	Rental Income %(4)
Alabama	1	1,050	142,000	7%	90%	3%
California	14	8,060	815,800	41%	87%	49%
Colorado	3	1,740	173,800	9%	86%	9%
Illinois	2	1,030	107,500	5%	84%	5%
Maryland	1	530	55,200	3%	86%	4%
Michigan	4	2,180	255,300	13%	85%	11%
New Jersey	1	460	51,000	2%	74%	2%
North Carolina	3	1,070	159,600	8%	94%	7%
South Carolina	2	1,420	194,600	10%	86%	8%
Washington	1	490	48,100	2%	90%	2%

Total	32	18,030	2,002,900	100%	87%	100%

(1)	Includes all rentable units, consisting of storage units, and parking (approximately 365 units).
(2)	Includes all rentable square feet consisting of storage units, and parking (approximately 100,000 square feet).
(3)	Represents the occupied square feet of all facilities we owned in a state divided by total rentable square feet of all the facilities we owned in such state as of September 30, 2015.
(4)	Represents rental income for all facilities we owned in a state divided by our total rental income for the month of September, 2015.

Critical Accounting Policies

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”). Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the financial statements and our reported amounts of revenue and expenses during the period covered by this supplement. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.

We believe that our critical accounting policies include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; the determination of the useful lives of our long-lived assets; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the Consolidated Financial Statements contained in this supplement, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Purchase Price Allocation

We allocate the purchase prices of acquired properties based on a number of estimates and assumptions. We allocate the purchase prices to the tangible and intangible assets acquired and the liabilities assumed based on estimated fair values. These estimated fair values are based upon comparable market sales information for land and estimates of depreciated replacement cost of equipment, building and site improvements. Acquisitions of portfolios of properties are allocated to the individual properties based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which we estimate based upon the relative size, age, and location of the individual property along with actual historical and estimated occupancy and rental rate levels, and other relevant factors. If available, and determined by management to be appropriate, appraised values are used, rather than these estimated values. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are month-to-month contracts, we do not expect to allocate any portion of the purchase prices to above or below market leases. The determination of market rates is also subject to a number of estimates and assumptions. Our allocations of purchase prices could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as such allocations may vary dramatically based on the estimates and assumptions we use.

Impairment of Long-Lived Assets

The majority of our assets consist of long-lived real estate assets as well as intangible assets related to our acquisitions. We will continually evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the amount of impairment loss, if any, recognized may vary based on the estimates and assumptions we use.

Estimated Useful Lives of Long-Lived Assets

We assess the useful lives of the assets underlying our properties based upon a subjective determination of the period of future benefit for each asset. We record depreciation expense with respect to these assets based upon the estimated useful lives we determine. Our determinations of the useful lives of the assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as such determinations, and the corresponding amount of depreciation expense, may vary dramatically based on the estimates and assumptions we use.

Consolidation of Investments in Joint Ventures

We will evaluate the consolidation of our investments in joint ventures in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a joint venture through a means other than voting rights, and, if so, such joint venture may be required to be consolidated in our financial statements. Our evaluation of our joint ventures under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the joint venture entities included in our financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election under Section 856(c) of the Internal Revenue Code of 1986 (the Code) to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2014. By qualifying as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and could have a material adverse impact on our financial condition and results of operations. However, we believe that we are organized and will operate in a manner that will enable us to continue qualifying for treatment as a REIT for federal income tax purposes commencing with the year ended December 31, 2014.

Results of Operations

Overview

We derive revenues principally from: (i) rents received from tenants who rent storage units under month-to-month leases at each of our self storage facilities; (ii) sales of packing- and storage-related supplies at our storage facilities; and (iii) our tenant insurance program. Therefore, our operating results depend significantly on our ability to retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units. Additionally, our operating results depend on our tenants making their required rental payments to us.

Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facilities. Development of any new self storage facilities would intensify competition of self storage operators in markets in which we operate.

As of September 30, 2015, we owned 32 self storage properties located in ten states comprising approximately 18,030 units and approximately 2.0 million rentable square feet. As of September 30, 2014 we owned no self storage properties. We believe there is little basis for comparison between the three and nine months ended September 30, 2015 and 2014. Operating results in future periods will depend on the results of operations of these properties and of the real estate properties that we acquire in the future.

Comparison of Operating Results for the Three Months Ended September 30, 2015 and 2014

Self Storage Rental Revenue

Rental revenue for the three months ended September 30, 2015 and 2014 were approximately $4.9 million and none, respectively. The increase in rental revenue is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015, and one self storage property during the third quarter of 2015. We expect rental revenue to increase in future periods commensurate with our future acquisition activity.

Ancillary Operating Revenue

Ancillary operating revenue for the three months ended September 30, 2015 and 2014 was approximately $0.1 million and none, respectively. The increase in ancillary operating revenue is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015, and one self storage property during the third quarter of 2015. We expect ancillary operating revenue to increase in future periods commensurate with our future acquisition activity; however, effective October 1, 2015, we will no longer receive any tenant insurance revenues.

Property Operating Expenses

Property operating expenses for the three months ended September 30, 2015 and 2014 were approximately $1.8 million and none, respectively. Property operating expenses includes the cost to operate our properties including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015, and one self storage property during the third quarter of 2015. We expect property operating expenses to increase in the future commensurate with our future acquisition activity.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the three months ended September 30, 2015 and 2014 were approximately $0.6 million and none, respectively. Property operating expenses – affiliates includes property management fees and asset management fees. The increase in property operating expenses – affiliates is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015, and one self storage property during the third quarter of 2015. We expect property operating expenses – affiliates to increase in future periods commensurate with our future acquisition activity.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2015 and 2014 were approximately $0.4 million and $0.2 million, respectively. General and administrative expenses consist primarily of legal expenses, transfer agent fees, directors’ and officers’ insurance expense, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors’ related costs. We expect general and administrative expenses to increase in the future as our operational activity increases.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the three months ended September 30, 2015 and 2014 were approximately $2.9 million and none, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The increase in depreciation and amortization expense is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015 and one self storage property during the third quarter of 2015. In addition, at the closing of the Merger, our Property Manager entered into sub-property management agreements with Extra Space for the management of our properties and as a result, our properties are being re-branded under the Extra Space name. As such, during the three months ended September 30, 2015, the depreciable lives for capitalized SmartStop branded signs were reduced to their estimated remaining useful life which resulted in approximately $230,000 of accelerated depreciation. We expect depreciation and amortization expense to increase in future periods commensurate with our future acquisition activity.

Acquisition Expenses—Affiliates

Acquisition expenses – affiliates for the three months ended September 30, 2015 and 2014 were approximately $0.2 million and $0.3 million, respectively. These acquisition expenses primarily relate to third party acquisition expenses paid by our Advisor on our behalf and the acquisition fee payable to our Advisor associated with acquisitions. We expect acquisition expenses—affiliates to fluctuate commensurate with our acquisition activities.

Other Property Acquisition Expenses

Other property acquisition expenses for the three months ended September 30, 2015 and 2014 were approximately $0.1 million and $10,000, respectively. These expenses primarily relate to third party expenses required to complete acquisitions that were paid directly by the Company. We expect other property acquisition expenses to fluctuate commensurate with our acquisition activities.

Interest Expense

Interest expense for the three months ended September 30, 2015 and 2014 was approximately $0.8 million and none, respectively. The increase in interest expense is attributable to the interest incurred on the debt assumed with the acquisition of our five self storage properties during 2014 and the KeyBank Facility that was entered into to fund the 21 properties acquired during the first quarter of 2015, and the five self storage properties acquired in the second quarter of 2015. We expect interest expense to increase in future periods commensurate with future increases to our debt level.

Deferred Financing Amortization Expense

Deferred financing amortization expense for the three months ended September 30, 2015 and 2014 were approximately $0.2 million and none, respectively. The increase in deferred financing amortization expense is attributable to the costs incurred in connection with obtaining financing for the acquisition of our five self storage properties during 2014, the 21 self storage properties acquired in the first quarter, and the five self storage properties acquired in the second quarter of 2015. We expect deferred financing amortization expense to fluctuate commensurate with our future financing activity.

Distributions to Preferred Unitholders in our Operating Partnership

Distributions to preferred unitholders in our Operating Partnership for the three months ended September 30, 2015 and 2014 were approximately $1.6 million and none, respectively. The increase in distributions to preferred unitholders in our Operating Partnership is attributable to the approximately $59.5 million preferred equity investment made in our Operating Partnership which was used to partially finance the acquisitions of our first 31 self storage properties. We expect distributions to preferred unitholders in our Operating Partnership to decrease as we continue to redeem the outstanding the preferred units.

Comparison of Operating Results for the Nine Months Ended September 30, 2015 and 2014

Self Storage Rental Revenue

Rental revenue for the nine months ended September 30, 2015 and 2014 were approximately $12.2 million and none, respectively. The increase in rental revenue is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015, and one self storage property during the third quarter of 2015. We expect rental revenue to increase in future periods commensurate with our future acquisition activity.

Ancillary Operating Revenue

Ancillary operating revenue for the nine months ended September 30, 2015 and 2014 was approximately $0.3 and none, respectively. The increase in rental revenue is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015, and one self storage property during the third quarter of 2015. We expect ancillary operating revenue to increase in future periods commensurate with our future acquisition activity; however, effective October 1, 2015, we will no longer receive any tenant insurance revenues.

Property Operating Expenses

Property operating expenses for the nine months ended September 30, 2015 and 2014 were approximately $4.6 million and none, respectively. Property operating expenses includes the cost to operate our properties including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015, and one self storage property during the third quarter of 2015. We expect property operating expenses to increase in the future commensurate with future acquisitions. Property Operating Expenses – Affiliates Property operating expenses – affiliates for the nine months ended September 30, 2015 and 2014 were approximately $1.5 million and none, respectively. Property operating expenses – affiliates includes property management fees and asset management fees. The increase in property operating expenses-affiliates is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015, and one self storage property during the third quarter of 2015. We expect property operating expenses – affiliates to increase in future periods commensurate with our future acquisition activity.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2015 and 2014 were approximately $1.3 million and $0.6 million, respectively. General and administrative expenses consist primarily of legal expenses, transfer agent fees, directors’ and officers’ insurance expense, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors’ related costs. We expect general and administrative expenses to increase in the future as our operational activity increases.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the nine months ended September 30, 2015 and 2014 were approximately $7.0 million and none, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The increase in depreciation and amortization expense is attributable to the acquisition of five self storage properties during November 2014, 21 self storage properties during the first quarter of 2015, five self storage properties during the second quarter of 2015, and one self storage properties during the third quarter of 2015. In addition, at the closing of the Merger with Extra Space, our Property Manager entered into sub-property management agreements with Extra Space for the management of our properties and as a result, our properties are being re-branded under the Extra Space name. As such, during the nine months ended September 30, 2015, the depreciable lives for capitalized SmartStop branded signs were reduced to their estimated remaining useful life which resulted in approximately $230,000 of accelerated depreciation. We expect depreciation and amortization expense to increase in future periods commensurate with our future acquisition activity.

Acquisition Expenses—Affiliates

Acquisition expenses – affiliates for the nine months ended September 30, 2015 and 2014 were approximately $2.6 million and $0.7 million, respectively. These acquisition expenses primarily relate to third party acquisition fees paid by our Advisor on our behalf and the acquisition fee payable to our Advisor associated with acquisitions. We expect acquisition expenses—affiliates to fluctuate commensurate with our acquisition activities.

Other Property Acquisition Expenses

Other property acquisition expenses for the nine months ended September 30, 2015 and 2014 were approximately $0.5 million and $10,000, respectively. These expenses primarily relate to third party expenses required to complete acquisitions that were paid directly by the Company. We expect other property acquisition expenses to fluctuate commensurate with our acquisition activities.

Interest Expense

Interest expense for the nine months ended September 30, 2015 and 2014 were approximately $2.1 million and none, respectively. The increase in interest expense is attributable to the interest incurred on the debt assumed with the acquisition of our five self storage properties during 2014 and the KeyBank Facility that was entered into to fund the 21 self storage properties acquired during the first quarter of 2015, and the five self storage properties in the second quarter of 2015. We expect interest expense to increase in future periods commensurate with future increases to our debt level.

Deferred Financing Amortization Expense

Deferred financing amortization expense for the nine months ended September 30, 2015 and 2014 were approximately $0.4 million and none, respectively. The increase in deferred financing amortization expense is attributable to the costs incurred in connection with obtaining financing for the acquisition of our five self storage properties during 2014, the 21 self storage properties acquired in the first quarter, and the five self storage properties acquired in the second quarter of 2015. We expect deferred financing amortization expense to increase in future periods commensurate with our future financing activity.

Distributions to Preferred Unitholders in our Operating Partnership

Distributions to preferred unitholders in our Operating Partnership for the nine months ended September 30, 2015 and 2014 were approximately $4.3 million and none, respectively. The increase in distributions to preferred unitholders in our Operating Partnership is attributable to the approximately $59.5 million preferred equity investment made in our Operating Partnership which was used to partially finance the acquisitions of our first 31 self storage properties. We expect distributions to preferred unitholders in our Operating Partnership to decrease as we continue to redeem the outstanding preferred units.

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the nine months ended September 30, 2015 and 2014 is as follows:

	Nine Months Ended
	September 30, 2015	September 30, 2014	Change
Net cash flow provided by (used in):
Operating activities	$(1,444,551)	$(19,731)	$(1,424,820)
Investing activities	$(135,543,369)	$(4,000,000)	$(131,543,369)
Financing activities	$137,004,357	$9,405,142	$127,599,215

Cash flows used in operating activities for the nine months ended September 30, 2015 and 2014 were approximately $1.4 million and $20,000, respectively, an increase in cash used of approximately $1.4 million. The increase in cash used in the current year over the prior year is the result of an improvement in our net loss, adjusted for depreciation and amortization of approximately $1.3 million, offset by changes in balance sheet accounts, primarily due to affiliates, which reduced cash by approximately $2.7 million.

Cash flows used in investing activities for the nine months ended September 30, 2015 and 2014 were approximately $135.5 million and $4.0 million, respectively, an increase in the use of cash of approximately $131.5 million. The change in cash used in investing activities primarily relates to cash consideration paid of approximately $133.0 million for the purchase of the 26 Property Portfolio and the Foley, Alabama property, and approximately $1.9 million used for additions to real estate facilities, offset by a $3.3 million reduction in cash deposits on acquisitions of real estate facilities.

Cash flows provided by financing activities for the nine months ended September 30, 2015 and 2014 were approximately $137.0 million and $9.4 million, respectively, an increase in the cash provided of approximately $127.6 million. The change in cash provided by financing activities is primarily comprised of approximately $71.3 million from the issuance of secured debt, offset by approximately $1.7 million in related deferred financing costs, and approximately $52.8 million from the issuance of preferred equity in our Operating Partnership, net of redemptions of preferred equity of $14.5 million, neither of which were issued in the prior year. An additional approximate $28.1 million of proceeds from the issuance of common stock was raised in the current year over the prior year, offset by approximately $5.1 million more in related offering costs. Distributions paid to preferred unit holders and common stockholders were also approximately $3.1 million higher than the nine months ended September 30, 2014.

Liquidity and Capital Resources

Short-Term Liquidity and Capital Resources

Through May 23, 2014, the date we satisfied the minimum offering requirements of our Offering, we met our short-term operating liquidity requirements through advances from our Advisor or its affiliates, as we needed to fund our offering costs and operating expenses incurred before we met the minimum offering requirements of our Offering. Going forward, we generally expect that we will meet our short-term operating liquidity requirements from the combination of proceeds of our Offering, proceeds from secured or unsecured financing from banks or other lenders and advances from our Advisor which will be repaid, without interest, as funds are available after meeting our current liquidity requirements, subject to the limitations on reimbursement set forth in our Advisory Agreement with our Advisor.

Distribution Policy

On September 2, 2015, our board of directors declared a distribution with respect to our Class A Shares for the fourth quarter of 2015 at a rate of $0.00164383561 per day per share (equivalent to an annualized distribution rate of 6.00% assuming the Class A Share was purchased for $10.00) on the outstanding Class A Shares payable to stockholders of record of such shares as shown on our books at the close of business on each day during the period, commencing on October 1, 2015 and continuing on each day thereafter through and including December 31, 2015.

On October 21, 2015, our board of directors declared a daily distribution with respect to our Class T Shares in the amount of $0.00164383561 per day per share (equivalent to an annualized distribution rate of 6.34% assuming the Class T Share was purchased for $9.47) on the outstanding Class T Shares, payable to stockholders of record of such shares as shown on our books as of the close of business on each day of the period commencing on October 21, 2015 and ending December 31, 2015.

Currently, we are making distributions to our stockholders using proceeds of the Offering in anticipation of future cash flow. As such, this reduces the amount of capital we will ultimately invest in properties. Because substantially all of our operations will be performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from the Offering. Though we presently intend to pay only cash distributions, and potentially stock distributions, we are authorized by our charter to pay in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

During our Offering, when we may raise capital more quickly than we acquire income-producing assets, and for some period after our Offering, we may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from our Offering and pursuant to our distribution reinvestment plan. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investment in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

Distributions will be paid to our stockholders as of the record date selected by our board of directors. We declare and pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. Distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on Class A Shares and Class T Shares will likely differ because of different allocations of class-specific expenses. Specifically, distributions on Class T Shares will likely be lower than distributions on Class A Shares because Class T Shares are subject to ongoing stockholder servicing fees. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the Offering;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	construction defects or capital improvements;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

The following shows our distributions and the sources of such distributions for the respective periods presented:

	Nine Months Ended September 30, 2015		Year Ended December 31, 2014
Distributions paid in cash — common stockholders	$767,592		$158,037
Distributions paid in cash — Operating Partnership unitholders	9,009		7,332
Distributions paid in cash — preferred unitholders	2,333,527		33,306
Distributions reinvested	514,081		73,514

Total distributions	$3,624,209		$272,189

Source of distributions
Cash flows provided by operations	$—	—	$—	—
Offering proceeds from Primary Offering	3,110,128	86%	198,675	73%
Offering proceeds from distribution reinvestment plan	514,081	14%	73,514	27%

Total sources	$3,624,209	100%	$272,189	100%

For the nine months ended September 30, 2015, and the year ended December 31, 2014 we paid distributions of approximately $3.6 million and $0.3 million, respectively. From our inception through September 30, 2015, the payment of distributions has been paid from Offering proceeds. We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investment in our shares. In addition, such distributions may constitute a return of investors’ capital.

Indebtedness

As of September 30, 2015, we had approximately $84.6 million of outstanding consolidated indebtedness, which includes approximately $0.8 million of debt premium. As of September 30, 2015, approximately $12.5 million of our total consolidated indebtedness was fixed rate, and approximately $71.3 million was variable rate.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness, if any.

Long-term potential future sources of capital include proceeds from our Public Offering, secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2015:

	Payments due during the years ending December 31:
	Total	2015	2016-2017	2018-2019	Thereafter
Mortgage interest(1)	$11,379,798	$794,953	$6,342,542	$1,790,456	$2,451,847
Mortgage principal(2)	83,775,877	43,036	361,370	71,702,968	11,668,503

Total contractual obligations	$95,155,675	$837,989	$6,703,912	$73,493,424	$14,120,350

(1)	Interest expense was calculated based upon the contractual rate in effect on September 30, 2015.
(2)	Amount represents principal payments only, excluding debt premium.

Off-Balance Sheet Arrangements

We do not currently have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purpose entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitments or intent to provide funding to any such entities.

Subsequent Events

Please see Note 11 of the Notes to the Consolidated Financial Statements contained in this supplement.

Seasonality

We believe that we will experience minor seasonal fluctuations in the occupancy levels of our facilities, which we believe will be slightly higher over the summer months due to increased moving activity.

Financial Statements

The financial statements listed below for the periods ended September 30, 2015 and 2014 are contained in this supplement:

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Real estate facilities:
Land	$44,280,000	$4,750,000
Buildings	92,361,078	14,376,589
Site improvements	9,568,796	1,731,291

	146,209,874	20,857,880
Accumulated depreciation	(2,784,557)	(93,433)

	143,425,317	20,764,447
Construction in process	15,505	1,375

Real estate facilities, net	143,440,822	20,765,822
Cash and cash equivalents	6,547,589	6,531,152
Restricted cash	538,490	382,792
Other assets	1,856,902	4,666,438
Deferred financing costs, net of accumulated amortization	1,696,517	713,062
Intangible assets, net of accumulated amortization	11,632,455	1,991,383

Total assets	$165,712,775	$35,050,649

LIABILITIES AND EQUITY
Secured debt	$84,600,056	$13,494,871
Accounts payable and accrued liabilities	1,946,387	585,227
Due to affiliates	364,562	4,324,235
Distributions payable	261,622	80,424
Distributions payable to preferred unitholders in our Operating Partnership	2,078,217	84,166

Total liabilities	89,250,844	18,568,923

Commitments and contingencies (Note 8)
Redeemable common stock	570,097	73,514

Preferred equity in our Operating Partnership	44,441,435	5,028,115

Equity:
Strategic Storage Trust II, Inc. equity:
Preferred stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Class A common stock, $0.001 par value; 350,000,000 shares authorized; 5,719,844 and 1,765,515 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	5,720	1,766
Class T common stock, $0.001 par value; 350,000,000 shares authorized; none issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Additional paid-in capital	48,389,530	14,004,810
Distributions	(1,774,879)	(311,975)
Accumulated deficit	(15,153,203)	(2,396,385)

Total Strategic Storage Trust II, Inc. equity	31,467,168	11,298,216

Noncontrolling interests in our Operating Partnership	(16,769)	81,881

Total equity	31,450,399	11,380,097

Total liabilities and equity	$165,712,775	$35,050,649

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Self storage rental revenue	$4,917,356	$—	$12,218,338	$—
Ancillary operating revenue	136,368	—	330,377	—

Total revenues	5,053,724	—	12,548,715	—

Operating expenses:
Property operating expenses	1,808,751	—	4,579,684	—
Property operating expenses – affiliates	573,200	—	1,544,622	—
General and administrative	416,472	204,067	1,272,371	646,806
Depreciation	1,228,624	—	2,713,979	—
Intangible amortization expense	1,680,290	—	4,268,928	—
Acquisition expenses—affiliates	206,862	284,051	2,625,303	708,303
Other property acquisition expenses	74,996	10,217	523,084	10,217

Total operating expenses	5,989,195	498,335	17,527,971	1,365,326

Operating loss	(935,471)	(498,335)	(4,979,256)	(1,365,326)
Other income (expense):
Interest expense	(816,265)	—	(2,126,877)	—
Accretion of fair market value of secured debt	24,615	—	66,278	—
Deferred financing amortization expense	(151,308)	—	(392,845)	—
Other	23,854	—	7,106	—

Net loss	(1,854,575)	(498,335)	(7,425,594)	(1,365,326)
Less: Distributions to preferred unitholders in our Operating Partnership	(1,567,904)	—	(4,327,578)	—
Less: Accretion of preferred equity costs	(334,719)	—	(1,093,320)	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	17,744	15,732	89,674	93,586

Net loss attributable to Strategic Storage Trust II, Inc. common stockholders	$(3,739,454)	$(482,603)	$(12,756,818)	$(1,271,740)

Net loss per share—basic and diluted	$(0.82)	$(0.77)	$(3.91)	$(5.17)

Weighted average shares outstanding—basic and diluted	4,581,131	626,566	3,259,830	246,184

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EQUITY

(Unaudited)

	Common Stock							Total Strategic Storage Trust II, Inc. Equity	Noncontrolling Interests in our Operating Partnership	Total Equity	Preferred Equity in our Operating Partnership
	Class A		Class T
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit					Redeemable Common Stock
Balance as of December 31, 2014	1,765,515	$1,766	—	$—	$14,004,810	$(311,975)	$(2,396,385)	$11,298,216	$81,881	$11,380,097	$5,028,115	$73,514
Gross proceeds from issuance of common stock	3,901,965	3,902	—	—	38,879,188	—	—	38,883,090	—	38,883,090	—	—
Offering costs	—	—	—	—	(4,494,414)	—	—	(4,494,414)	—	(4,494,414)	—	—
Changes to redeemable common stock	—	—	—	—	(514,081)	—	—	(514,081)	—	(514,081)	—	514,081
Redemptions of common stock	(1,750)	(2)	—	—	—	—	—	(2)	—	(2)	—	(17,498)
Distributions ($0.60 per share)	—	—	—	—	—	(1,462,904)	—	(1,462,904)	—	(1,462,904)	—	—
Distributions for noncontrolling interests	—	—	—	—	—	—	—	—	(8,976)	(8,976)	—	—
Issuance of shares for distribution reinvestment plan	54,114	54	—	—	514,027	—	—	514,081	—	514,081	—	—
Net loss attributable to Strategic Storage Trust II, Inc.	—	—	—	—	—	—	(12,756,818)	(12,756,818)	—	(12,756,818)	—	—
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	(89,674)	(89,674)	—	—
Gross proceeds from issuance of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	52,952,380	—
Redemption of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	(14,500,000)	—
Preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	(132,380)	—
Accretion of preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	1,093,320	—

Balance as of September 30, 2015	5,719,844	$5,720	—	$—	$48,389,530	$(1,774,879)	$(15,153,203)	$31,467,168	$(16,769)	$31,450,399	$44,441,435	$570,097

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(7,425,594)	$(1,365,326)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	7,375,752	—
Accretion of fair market value adjustment of secured debt	(66,278)	—
Increase (decrease) in cash from changes in assets and liabilities:
Other assets	(1,140,740)	—
Restricted cash	(88,453)	—
Accounts payable and accrued liabilities	1,380,951	—
Due to affiliates	(1,480,189)	1,345,595

Net cash used in operating activities	(1,444,551)	(19,731)

Cash flows from investing activities:
Purchase of real estate	(132,959,259)	—
Additions to real estate facilities	(1,872,374)	—
Deposits on acquisitions of real estate facilities	(644,491)	(4,000,000)
Restricted cash	(67,245)	—

Net cash used in investing activities	(135,543,369)	(4,000,000)

Cash flows from financing activities:
Proceeds from issuance of secured debt	71,295,000	—
Principal payments on secured debt	(123,537)	—
Proceeds from issuance of preferred equity in our Operating Partnership	52,820,000	—
Redemption of preferred equity in our Operating Partnership	(14,500,000)	—
Deferred financing costs	(1,742,863)	—
Gross proceeds from issuance of common stock	38,549,017	10,467,313
Offering costs	(6,165,632)	(1,020,384)
Redemption of common stock	(17,500)	—
Distributions paid to common stockholders	(767,592)	(38,466)
Distributions paid to preferred unitholders in our Operating Partnership	(2,333,527)	—
Distributions paid to noncontrolling interests in our Operating Partnership	(9,009)	(3,321)

Net cash provided by financing activities	137,004,357	9,405,142

Change in cash and cash equivalents	16,437	5,385,411
Cash and cash equivalents, beginning of period	6,531,152	201,000

Cash and cash equivalents, end of period	$6,547,589	$5,586,411

Supplemental disclosures and non-cash transactions:
Cash paid for interest	$1,855,150	$—
Supplemental disclosure of non-cash activities:
Deposit applied to purchase of real estate facilities	$4,444,491	$—
Proceeds from issuance of common stock in other assets	$393,871	$23,000
Deferred financing costs in due to affiliates	$150,000	$—
Offering costs included in due to affiliates	$85,676	$2,275
Offering costs included in accounts payable and accrued liabilities	$64,373	$—
Issuance of shares pursuant to distribution reinvestment plan	$514,081	$21,420
Distributions payable	$261,622	$49,979
Distributions payable to preferred unitholders in our Operating Partnership	$2,031,546	$—
Non-cash transactions with our sponsor and affiliates	$—	$4,210,866
Preferred equity issuance costs	$132,380	$—

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Note 1. Organization

Strategic Storage Trust II, Inc., a Maryland corporation (the “Company”), was formed on January 8, 2013 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. The Company’s year-end is December 31. As used in this supplement, “we,” “us,” “our,” and “Company” refer to Strategic Storage Trust II, Inc.

Strategic Storage Holdings, LLC, a Delaware limited liability company (our “Prior Sponsor”), was the sponsor of our Offering (as defined below) through August 31, 2014. Effective August 31, 2014, SmartStop Self Storage, Inc. (“SmartStop”) entered into a series of transactions, agreements and amendments to its existing agreements and arrangements (such agreements and amendments hereinafter referred to collectively as the “Self Administration and Investment Management Transaction”) with our Prior Sponsor and its affiliates, pursuant to which, effective August 31, 2014, SmartStop became our sponsor and acquired the self storage advisory, asset management, property management and investment management businesses of our Prior Sponsor including our Prior Sponsor’s sole membership interest in SmartStop Asset Management, LLC, a Delaware limited liability company (“SmartStop Asset Management”), formerly known as Strategic Storage Realty Group, LLC, which owns 97.5% of the economic interests (and 100% of the voting membership interests) of Strategic Storage Trust Advisor II, LLC (our “Advisor”) and owns 100% of Strategic Storage Property Management II, LLC (our “Property Manager”). SmartStop was formed on August 14, 2007 for the purpose of engaging in the business of investing in self storage facilities. As of September 30, 2015, SmartStop owned 127 self storage facilities located in 17 states and the Greater Toronto Area.

On October 1, 2015, SmartStop and Extra Space Storage Inc. (“Extra Space”), along with subsidiaries of each of SmartStop and Extra Space, closed on a merger transaction (the “Merger”) in which SmartStop was acquired by Extra Space for $13.75 per share in cash, representing an enterprise value of approximately $1.4 billion.

At the closing of the Merger, SmartStop Asset Management, the owner of our Property Manager and majority and sole voting member of our Advisor, was sold to an entity controlled by H. Michael Schwartz, our Chairman of the Board of Directors, Chief Executive Officer and President, and became our sponsor (our “New Sponsor”). The former executive management team of SmartStop continues to serve as the executive management team for our New Sponsor. In addition, our management team remains the same, as well as the management team of our Advisor and Property Manager.

At the closing of the Merger, we entered into new property management agreements with our Property Manager and our Property Manager entered into sub-property management agreements with Extra Space for the management of our properties. Furthermore, Extra Space acquired the rights to the “SmartStop® Self Storage” brand in the United States through the Merger and we can no longer utilize this brand. The properties we own are being re-branded under the Extra Space name. However, any properties owned or acquired in Canada will be managed by a subsidiary of SmartStop Asset Management and will continue to be branded using the SmartStop® Self Storage brand.

Our Advisor, a Delaware limited liability company, was formed on January 8, 2013. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of the advisory agreement we have with our Advisor (our “Advisory Agreement”). The officers of our Advisor are also officers of us and our New Sponsor.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

On August 2, 2013, our Advisor purchased 100 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Amendment and Restatement authorizes 700,000,000 shares of common stock with a par value of $0.001 and 200,000,000 shares of preferred stock with a par value of $0.001. We are offering a maximum of $1,000,000,000 of common shares for sale to the public (the “Primary Offering”) and $95,000,000 of common shares pursuant to our distribution reinvestment plan (collectively the “Offering”). On January 10, 2014, the Securities and Exchange Commission (“SEC”) declared our registration statement effective. On May 23, 2014, we satisfied the $1.5 million minimum offering requirements of our Offering and commenced formal operations. On September 28, 2015, the Company revised its Offering of up to $1.095 billion in shares of common stock, including $95 million of shares offered under the Company’s distribution reinvestment plan. The Company is now offering two classes of shares of common stock: Class A common stock, $0.001 par value per share (the “Class A Shares”) and Class T common stock, $0.001 par value per share (the “Class T Shares”). As of September 30, 2015, we had issued approximately 5.7 million Class A Shares and no Class T Shares for gross proceeds of approximately $57.0 million and none, respectively. We intend to invest the net proceeds from the Offering primarily in self storage facilities and related self storage real estate investments. As of September 30, 2015, we owned 32 self storage properties located in ten states.

Our operating partnership, Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership (our “Operating Partnership”), was formed on January 9, 2013. During 2013, our Advisor purchased limited partnership interests in our Operating Partnership for $200,000 and on August 2, 2013, we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. Our Operating Partnership owns, directly or indirectly through one or more special purpose entities, all of the self storage properties that we have acquired and the self storage properties we will acquire in the future. As of September 30, 2015, we owned approximately 99.6% of the common units of limited partnership interests of our Operating Partnership. The remaining approximately 0.4% of the common units are owned by our Advisor. As the sole general partner of our Operating Partnership, we have the exclusive power to manage and conduct the business of our Operating Partnership. We conduct certain activities through our taxable REIT subsidiary, Strategic Storage TRS II, Inc., a Delaware corporation (the “TRS”) which is a wholly-owned subsidiary of our Operating Partnership.

Our Property Manager was formed on January 8, 2013 to manage our properties. Our Property Manager derives substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager.

Our dealer manager is Select Capital Corporation, a California corporation (our “Dealer Manager”). Our Dealer Manager is responsible for marketing our shares being offered pursuant to our Primary Offering. Our President and CEO owned, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager through August 31, 2014. Effective August 31, 2014, pursuant to the Self Administration and Investment Management Transaction, SmartStop indirectly owned the 15% non-voting equity interest in our Dealer Manager. Effective October 1, 2015, in connection with the Merger, the 15% non-voting equity interest in our Dealer Manager is now owned by SmartStop Asset Management, our New Sponsor. An affiliate of our Dealer Manager continues to own a 2.5% non-voting membership interest in our Advisor.

As we accept subscriptions for shares of our common stock, we transfer substantially all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we are deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership is deemed to have simultaneously paid the sales commissions and other costs associated with the Offering. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in our Operating Partnership’s limited partnership agreement (the “Operating Partnership Agreement”). Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as it is acting as our Advisor pursuant to our Advisory Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated in consolidation.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. As of September 30, 2015 and December 31, 2014, we had not entered into contracts/interests that would be deemed to be variable interests in VIEs.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at fair value, the determination if certain entities should be consolidated, the evaluation of potential impairment of long-lived assets, and the useful lives of real estate assets and intangibles. Actual results could materially differ from those estimates.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash equivalents in financial institutions in excess of insured limits, but believe this risk will be mitigated by only investing in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for property taxes, insurance and capital improvements in connection with the requirements of one of our loan agreements.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with amended accounting guidance which requires that we allocate the purchase price of the property to the tangible and intangible assets acquired and the liabilities assumed based on estimated fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, as of the acquisition date and to adjust those estimates as necessary during the measurement period (defined as the period, not to exceed one year, in which we may adjust the provisional amounts recognized for an acquisition). Acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available. Allocations to the individual assets and liabilities are based upon comparable market sales information for land and estimates of depreciated replacement cost of equipment, building and site improvements. In allocating the purchase price, we determine whether the acquisition includes intangible assets or liabilities. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. We preliminarily recorded approximately $13.9 million in intangible assets to recognize the value of in-place leases related to our acquisitions during 2015. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent. Our acquisition-related transaction costs are required to be expensed as incurred. During both the three months ended September 30, 2015 and 2014, we expensed approximately $0.3 million of acquisition-related transaction costs. During the nine months ended September 30, 2015 and 2014, we expensed approximately $3.1 million and $0.7 million of acquisition-related transaction costs, respectively.

Should the initial accounting for an acquisition be incomplete by the end of a reporting period that falls within the measurement period, we will report provisional amounts in our financial statements. During the measurement period, we will adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date and we will record those adjustments to our financial statements.

Evaluation of Possible Impairment of Long-Lived Assets

Management will continually monitor events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the nine months ended September 30, 2015 and 2014, no impairment losses were recognized.

Equity Investments

Investments in unconsolidated real estate joint ventures and VIEs in which we are not the primary beneficiary, where we have significant influence, but not control, will be recorded under the equity method of accounting in our consolidated financial statements. Under the equity method, our investments in real estate ventures will be stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings of real estate ventures will be generally recognized based on the allocation of cash distributions upon liquidation of the investment in accordance with the joint venture agreements.

Investments representing passive preferred equity and/or minority interests will be accounted for under the cost method. Under the cost method, our investments in real estate ventures will be carried at cost and adjusted for other-than-temporary declines in fair value, distributions representing a return of capital and additional investments.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases are recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases is included in accounts payable and accrued liabilities in our consolidated balance sheets and contractually due but unpaid rent is included in other assets.

Allowance for Doubtful Accounts

Tenant accounts receivable, which is included in other assets in the accompanying consolidated balance sheets, is reported net of an allowance for doubtful accounts. Management’s estimate of the allowance is based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future.

Real Estate Facilities

Real estate facilities are recorded at cost. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	30-35 years
Site Improvements	7-10 years

As described in Note 1, after the close of the Merger all of our properties are being re-branded under the Extra Space name. As such, during the three months ended September 30, 2015, the depreciable lives for capitalized SmartStop branded signs were reduced to their estimated remaining useful lives. Depreciation expense for the three months ended September 30, 2015 includes approximately $230,000 of accelerated depreciation related to the SmartStop branded signs.

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place leases. We are amortizing in-place leases on a straight-line basis over the estimated future benefit period. As of September 30, 2015 and December 31, 2014, the gross amounts allocated to in-place lease intangibles was approximately $16.1 million and $2.2 million respectively, and accumulated amortization of in-place lease intangibles totaled approximately $4.4 million and $0.2 million, respectively.

Amortization of Deferred Financing Costs

Costs incurred in connection with obtaining financing are deferred and amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of September 30, 2015 and December 31, 2014, accumulated amortization of deferred financing costs totaled approximately $0.4 million and $4,000, respectively.

Organizational and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We will be required to reimburse our Advisor for such organization and offering costs; provided, however, our Advisor must reimburse us within 60 days after the end of the month in which the Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions and dealer manager fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering. Such costs will be recognized as a liability when we have a present responsibility to reimburse our Advisor, which is defined in our Advisory Agreement as the date we satisfied the minimum offering requirements of our Offering (which occurred on May 23, 2014). If at any point in time we determine that the total organization and offering costs are expected to exceed 3.5% of the gross proceeds anticipated to be received from the Primary Offering, we will recognize such excess as a capital contribution from our Advisor. As of September 30, 2015, we do not believe total organization and offering costs will exceed 3.5% of the gross proceeds anticipated to be received from the Primary Offering. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Redeemable Common Stock

We adopted a share redemption program that will enable stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheet since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our share redemption program is limited to the number of shares we can repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in the accompanying consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation for us to repurchase shares be classified as liabilities and reported at settlement value. Our redeemable common shares will be contingently redeemable at the option of the holder. When we determine we have a mandatory obligation to repurchase shares under the share redemption program, we will reclassify such obligations from temporary equity to a liability based upon their respective settlement values.

Through September 30, 2015 we received one request for the redemption of 1,750 shares which was fulfilled in July 2015.

Accounting for Equity Awards

The cost of restricted stock is required to be measured based on the grant date fair value and the cost recognized over the relevant service period.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we will use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non-financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisitions. The fair values of these assets and liabilities were determined as of the acquisition dates using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates were derived using Level 3 inputs.

The carrying amounts of cash and cash equivalents, other assets, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates will approximate fair value because of the relatively short-term nature of these instruments.

The table below summarizes our fixed rate notes payable at September 30, 2015 and December 31, 2014. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed rate notes payable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts we would realize in a current market exchange.

	September 30, 2015		December 31, 2014
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt	$13,560,000	$13,305,056	$13,500,000	$13,494,871

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of non-performance risk, we will consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partner, our Operating Partnership, including its wholly-owned subsidiaries, are consolidated with the Company and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheet. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2014. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed elections to treat our TRS as a taxable REIT subsidiary effective January 1, 2014. In general, the TRS performs additional services for our customers and generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. The TRS follows accounting guidance which requires the use of the asset and liability method. Deferred income taxes represent the tax effect of future differences between the book and tax bases of assets and liabilities.

Per Share Data

Basic earnings per share attributable for all periods presented are computed by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings per share are computed by dividing net income (loss) by the weighted average number of shares outstanding, including all restricted stock grants as though fully vested. For the three and nine months ended September 30, 2015, and 2014, 7,500 Class A Shares, and none, respectively, of unvested restricted stock were not included in diluted weighted average shares as such common shares were antidilutive.

Recently Issued Accounting Guidance

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09 “Revenue from Contracts with Customers” (“ASU 2014-09”) as Accounting Standards Codification (“ASC”) Topic 606. The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new standard, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB ASC. In July 2015, the FASB voted to defer the effective date by one year to annual reporting periods (including interim periods within those periods) beginning after December 15, 2017 and early adoption is permitted. This ASU shall still be applied using either a full retrospective or modified retrospective approach. We are in the process of evaluating the impact of this standard on our consolidated financial statements and the impact is unknown at this time.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Specifically, ASU 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership, and affects the evaluation of fee arrangements in the primary beneficiary determination. ASU 2015-02 is effective for periods beginning after December 15, 2015 and early adoption is permitted. We are in the process of evaluating the impact of this standard on our consolidated financial statements and the impact is unknown at this time.

In April 2015, the FASB issued ASU 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. ASU 2015-03 is effective for periods beginning after December 15, 2015 and early adoption is permitted. We are in the process of evaluating the impact of this standard on our consolidated financial statements and the impact is unknown at this time.

In September 2015, the FASB issued ASU 2015-16, “Business Combinations: Simplifying the Accounting for Measurement-Period Adjustments”. ASU 2015-16 requires an acquirer in a business combination to recognize adjustments to estimated amounts identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer must record the effect of the adjustments on earnings as if the accounting had been completed at the acquisition date and the acquirer must disclose in its financial statements the portion of the amounts recorded in each line item of current-period earnings that would have been recorded in previous periods if the adjustments to estimated amounts had been recognized as of the acquisition date. The update is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, with early adoption permitted for financial statements that have not been issued. We are in the process of evaluating the impact of this standard on our consolidated financial statements and the impact is unknown at this time.

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the nine months ended September 30, 2015:

Real estate facilities
Balance at December 31, 2014	$20,857,880
Facility acquisitions	123,493,750
Improvements and additions	1,858,244

Balance at September 30, 2015	$146,209,874

Accumulated depreciation
Balance at December 31, 2014	$(93,433)
Depreciation expense	(2,691,124)

Balance at September 30, 2015	$(2,784,557)

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

On August 14, 2014, the Company, through 26 wholly-owned subsidiaries of our Operating Partnership, executed 26 partial assignments of the purchase and sale agreement originally executed by a subsidiary of our Prior Sponsor on July 9, 2014, with unaffiliated third parties for the acquisition of 14 self storage facilities located in California; four self storage facilities located in Michigan; three self storage facilities located in Colorado; two self storage facilities located in Illinois and one self storage facility located in each of New Jersey, Washington and Maryland (the “26 Property Portfolio”).

On January 23, 2015, we closed on seven self storage facilities located in California, Colorado, Illinois and Maryland representing the first phase of the acquisition of the 26 Property Portfolio for a purchase price of $26.3 million, plus closing costs and acquisition fees. On January 29, 2015, we closed on five self storage facilities located in California and Colorado representing the second phase of the acquisition of the 26 Property Portfolio for a purchase price of approximately $28.6 million, plus closing costs and acquisition fees. On February 5, 2015, we closed on seven self storage facilities located in California, Colorado and Washington representing the third phase of the acquisition of the 26 Property Portfolio for a purchase price of approximately $45.8 million, plus closing costs and acquisition fees. On February 19, 2015, we closed on two self storage facilities located in California and Illinois representing the fourth phase of the acquisition of the 26 Property Portfolio for a purchase price of approximately $10.9 million, plus closing costs and acquisition fees. On May 8, 2015, we closed on three self storage facilities located in Michigan representing the fifth phase of the acquisition of the 26 Property Portfolio for a purchase price of approximately $11.9 million, plus closing costs and acquisition fees. On May 21, 2015, we closed on the purchase of the sixth phase of the 26 Property Portfolio which consisted of one self storage facility located in Michigan for a purchase price of approximately $3.9 million, plus closing costs and acquisition fees. On May 28, 2015, we closed on one self storage facility located in New Jersey, representing the seventh and final phase of the acquisition of the 26 Property Portfolio for a purchase price of approximately $2.2 million, plus closing costs and acquisition fees.

The Company funded the acquisitions of the 26 Property Portfolio with a combination of proceeds from draws under the KeyBank Facility (Note 5), issuance of preferred units in the Operating Partnership (Note 6), and proceeds from our Primary Offering.

On September 11, 2015 we closed on a self storage facility located in Foley, Alabama for a purchase price of approximately $8.0 million, plus closing costs and acquisition fees. The Company funded the acquisition of the Foley property with proceeds from our Primary Offering.

The following table summarizes the purchase price allocation for our acquisitions during the nine months ended September 30, 2015:

Property	Acquisition Date	Real Estate Assets	Intangibles(1)	Total(2)	Debt Issued	2015 Revenue(3)	2015 Property Operating Income(4)
La Verne - CA	01/23/15	$3,746,875	$420,000	$4,166,875	$2,370,000	$407,151	$239,725
Chico - CA	01/23/15	1,516,875	310,000	1,826,875	1,230,000	234,189	118,153
Riverside - CA	01/23/15	2,406,875	400,000	2,806,875	1,740,000	351,539	203,225
Fairfield - CA	01/23/15	3,416,875	510,000	3,926,875	2,250,000	368,597	219,662
Littleton - CO	01/23/15	4,016,875	330,000	4,346,875	2,310,000	371,799	190,313
Crestwood - IL	01/23/15	2,046,875	440,000	2,486,875	1,650,000	358,032	136,643
Forestville - MD	01/23/15	6,196,875	500,000	6,696,875	3,870,000	447,530	246,622

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Property	Acquisition Date	Real Estate Assets	Intangibles(1)	Total(2)	Debt Issued	2015 Revenue(3)	2015 Property Operating Income(4)
Upland - CA	01/29/15	5,676,875	600,000	6,276,875	3,540,000	453,979	282,372
Lancaster - CA	01/29/15	1,546,875	260,000	1,806,875	1,140,000	298,238	125,250
Santa Rosa - CA	01/29/15	9,596,875	870,000	10,466,875	5,760,000	814,326	529,571
Vallejo - CA	01/29/15	4,746,875	540,000	5,286,875	3,360,000	475,341	316,585
Federal Heights - CO	01/29/15	4,296,875	450,000	4,746,875	2,550,000	346,481	199,715
Santa Ana - CA	02/05/15	8,666,875	610,000	9,276,875	4,350,000	623,537	351,094
La Habra - CA	02/05/15	4,176,875	430,000	4,606,875	2,340,000	411,549	265,814
Monterey Park - CA	02/05/15	3,986,875	440,000	4,426,875	2,340,000	350,727	176,486
Huntington Beach - CA	02/05/15	9,826,875	1,050,000	10,876,875	5,760,000	743,342	526,996
Lompoc - CA	02/05/15	3,416,875	620,000	4,036,875	2,460,000	409,785	268,399
Aurora - CO	02/05/15	6,656,875	680,000	7,336,875	4,140,000	596,590	415,192
Everett - WA	02/05/15	4,866,875	330,000	5,196,875	2,190,000	308,949	163,207
Whittier - CA	02/19/15	5,246,875	670,000	5,916,875	3,330,000	499,352	332,725
Bloomingdale - IL	02/19/15	4,436,875	560,000	4,996,875	2,520,000	362,296	210,582
Warren I - MI	05/08/15	3,086,875	350,000	3,436,875	1,620,000	187,797	99,160
Warren II - MI	05/08/15	3,196,875	440,000	3,636,875	2,040,000	202,426	117,308
Troy - MI	05/08/15	4,236,875	580,000	4,816,875	2,880,000	284,484	186,352
Sterling Heights - MI	05/21/15	3,386,875	470,000	3,856,875	2,190,000	189,148	111,922
Beverly - NJ	05/28/15	1,926,875	250,000	2,176,875	1,365,000	141,134	64,546
Foley - AL	09/11/15	7,165,000	800,000	7,965,000	—	56,602	37,749

Total		$123,493,750	$13,910,000	$137,403,750	$71,295,000	$10,294,920	$6,135,368

(1)	Intangible assets are amortized over a weighted average period of approximately 28 months.
(2)	The allocations noted above are preliminary based on the fair value of the total consideration provided. Such valuations may change as we complete our purchase price accounting.
(3)	The operating results of the facilities acquired above have been included in our statement of operations since their respective acquisition date.
(4)	Property operating income excludes corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, and acquisition expenses.

The purchase price allocations included above are preliminary and therefore, subject to change upon the completion of our analysis of appraisals and other information related to the acquisitions. We anticipate finalizing the purchase price allocations within one year of their acquisition date, as further evaluations are completed and additional information is received from third parties.

We incurred acquisition fees to our Advisor related to the above property acquisitions of approximately $2.4 million for the nine months ended September 30, 2015.

Note 4. Pro Forma Financial Information (Unaudited)

The table set forth below summarizes on an unaudited pro forma basis the combined results of operations of the Company for the nine months ended September 30, 2015 and 2014 as if the Company’s acquisitions were completed as of January 1, 2014. This pro forma information does not purport to represent what the actual results of operations of the Company would have been for the periods indicated, nor do they purport to predict the results of operations for future periods.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

	For the nine months ended
	September 30, 2015	September 30, 2014
Pro forma revenue	$15,381,871	$14,506,560
Pro forma operating expenses	(17,707,030)	(16,453,456)
Pro forma net loss attributable to common stockholders	(10,621,278)	(9,626,096)
Pro forma net loss per common share, basic and diluted	$(3.26)	$(39.10)
Weighted average number of common shares outstanding, basic and diluted	3,259,830	246,184

The pro forma financial information for the nine months ended September 30, 2015 and 2014 was adjusted to exclude approximately $3.1 million and $0.7 million, respectively, of acquisition related expenses.

Note 5. Secured Debt

Raleigh/Myrtle Beach Promissory Note

In connection with the acquisition of the five properties in November 2014 (collectively, the “Raleigh/Myrtle Beach Portfolio”), we, through five special purpose entities formed to acquire and hold the properties comprising the Raleigh/Myrtle Beach Portfolio (collectively, the “Raleigh/Myrtle Beach Borrowing Entities”), assumed a secured promissory note with C-III Commercial Mortgage LLC (“C-III”) dated August 30, 2013, in the amount of approximately $12,600,000 (the “Raleigh/Myrtle Beach Promissory Note”). The Raleigh/Myrtle Beach Promissory Note matures in September 2023 and carries a fixed interest rate of 5.73%. The Raleigh/Myrtle Beach Promissory Note has a prepayment lockout for the first two years of the note. After September 2015, we may defease the Raleigh/Myrtle Beach Promissory Note upon the occurrence of certain conditions. The Raleigh/Myrtle Beach Promissory Note is secured by deeds of trust on our interest in three of the properties in the Raleigh/Myrtle Beach Portfolio, a mortgage on our interest in the other two properties comprising the Raleigh/Myrtle Beach Portfolio and certain of the assets of the Raleigh/Myrtle Beach Borrowing Entities. In addition, we and SmartStop executed a guaranty in favor of C-III guaranteeing the payment of the Raleigh/Myrtle Beach Promissory Note (the “Raleigh/Myrtle Beach Guaranty”). Extra Space acquired SmartStop through the Merger on October 1, 2015, and as a result, an affiliate of Extra Space assumed SmartStop’s obligations under the guaranty. The Raleigh/Myrtle Beach Guaranty requires that we and the Extra Space affiliate, collectively, maintain a net worth of at least $6.0 million and an aggregate liquidity of at least $2.0 million, exclusive of the interest in the Raleigh/Myrtle Beach Portfolio. The Extra Space affiliate may be released from its obligations under the Raleigh/Myrtle Beach Guaranty if certain conditions are met, including that we alone satisfy the aforementioned net worth and liquidity requirements and that the preferred equity investment in our Operating Partnership is repaid in full.

KeyBank Facility

On January 20, 2015, we, through our Operating Partnership and certain affiliated entities, entered into a credit facility (the “KeyBank Facility”) with KeyBank, National Association (“KeyBank”), as administrative agent, KeyBanc Capital Markets, LLC, as sole book runner and sole lead arranger and Texas Capital Bank, N.A. (“Texas Capital”), as documentation agent. Under the terms of the KeyBank Facility, we may borrow up to approximately $71.3 million, of which KeyBank has committed up to approximately $46.3 million and Texas Capital has committed up to $25 million (KeyBank and Texas Capital are collectively, the “Lenders”). Each

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

borrowing under the KeyBank Facility will be comprised of either Alternate Base Rate (“ABR”) Loans or Eurodollar Loans, as defined in the KeyBank Credit Agreement (as defined below), as we may request. We may elect to convert a borrowing to a different type or to continue a borrowing under the same type and, in the case of a Eurodollar Loan, may elect the applicable Interest Periods (as defined in the KeyBank Credit Agreement).

The KeyBank Facility has an initial term of three years, maturing on January 20, 2018, with two one-year extension options subject to certain conditions outlined further in the credit agreement for the KeyBank Facility (the “KeyBank Credit Agreement”). Payments due pursuant to the KeyBank Facility are interest-only for the first 36 months and a 30-year amortization schedule thereafter. The KeyBank Facility bears interest based on the type of borrowing. The ABR Loans bear interest at the lesser of (i) the Alternate Base Rate (as defined in the KeyBank Credit Agreement) plus the Applicable Rate, or (ii) the Maximum Rate (as defined in the KeyBank Credit Agreement). The Eurodollar Loans bear interest at the lesser of (a) the Adjusted LIBO Rate (as defined in the KeyBank Credit Agreement) for the Interest Period in effect plus the Applicable Rate, or (b) the Maximum Rate (as defined in the KeyBank Credit Agreement). The Applicable Rate means for any Eurodollar Loan, 325 basis points, and for any ABR Loan, 225 basis points.

The KeyBank Facility is fully recourse and is secured by cross-collateralized first mortgage liens on the Mortgaged Properties (as defined in the KeyBank Credit Agreement). The KeyBank Facility contains a cross-default provision in which an event of default will occur under the KeyBank Facility if we default under any other recourse debt until we have a tangible net worth equal to or greater than $100 million and then to any other recourse debt of $25 million or greater in the aggregate or non-recourse debt of $75 million or greater in the aggregate. The KeyBank Facility may be prepaid or terminated at any time without penalty, provided, however, that the Lenders shall be indemnified for any breakage costs. Pursuant to that certain guaranty, dated January 20, 2015, in favor of the Lenders, we serve as a guarantor of all obligations due under the KeyBank Facility.

Under certain conditions, we may cause the release of one or more of the properties serving as collateral for the KeyBank Credit Facility, subject to no default or event of default is then outstanding or would reasonably occur as a result of such release, including compliance with the Loan to Value Ratio and the Debt-Service Coverage Ratio (each as defined in the KeyBank Credit Agreement), and we pay the applicable Release Price (as defined in the KeyBank Credit Agreement).

Additionally, on May 21, 2015, our Operating Partnership purchased an interest rate cap with a notional amount of $50 million, such that in no event will our interest rate exceed 5.25% thereon through June 1, 2016.

We borrowed approximately $71.3 million under the KeyBank Facility to fund a portion of the 26 Property Portfolio. The amounts drawn were in the form of a Eurodollar Loan under the KeyBank Credit Agreement which bear interest at approximately 3.45% as of September 30, 2015. We may change this election from time to time, as provided by the KeyBank Credit Agreement. Pursuant to joinder agreements by the special purpose entities wholly-owned by our Operating Partnership (the “Property SPEs”) in favor of KeyBank as administrative agent, the 26 properties acquired in the 26 Property Portfolio now serve as additional collateral under the KeyBank Credit Agreement and the Property SPEs now serve as additional borrowers.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

The following table presents the future principal payment requirements on outstanding secured debt as of September 30, 2015:

2015	$43,036
2016	174,449
2017	186,921
2018	71,493,075
2019	209,893
2020 and thereafter	11,668,503

Total payments	83,775,877
Unamortized fair value adjustment	824,179

Total	$84,600,056

Note 6. Preferred Equity

Issuance of Preferred Units by our Operating Partnership

On November 3, 2014, we and our Operating Partnership entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”) with SSTI Preferred Investor, LLC (the “Preferred Investor”), a wholly-owned subsidiary of SmartStop Self Storage Operating Partnership, L.P. through September 30, 2015, and a subsidiary of Extra Space effective October 1, 2015 as a result of the Merger. Pursuant to the Unit Purchase Agreement, the Preferred Investor agreed to provide up to $65 million through a preferred equity investment in our Operating Partnership (the “Preferred Equity Investment”), which amount may be invested in one or more tranches, to be used solely for investments in self storage properties, as described in the underlying documents, in exchange for up to 2.6 million preferred units of limited partnership interest of our Operating Partnership (the “Preferred Units”), each having a liquidation preference of $25.00 per Preferred Unit (the “Liquidation Amount”), plus all accumulated and unpaid distributions.

In addition to the Unit Purchase Agreement, we and our Operating Partnership entered into a Second Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Second Amended and Restated Limited Partnership Agreement”) Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement (the “First Amendment”). The Second Amended and Restated Limited Partnership Agreement authorized the issuance of additional classes of units of limited partnership interest in the Operating Partnership, established a new series of preferred units of limited partnership interest in the Operating Partnership and sets forth other necessary corresponding changes. All other terms of the Second Amended and Restated Limited Partnership Agreement remained substantially the same as the original Limited Partnership Agreement. The First Amendment sets forth key terms of the Preferred Units, some of which are discussed below.

On November 3, 2014, the Preferred Investor invested approximately $6.5 million in the first tranche of its Preferred Equity Investment in our Operating Partnership, of which (i) approximately $5.0 million was used to fund a portion of the Raleigh/Myrtle Beach Portfolio acquisition, and (ii) approximately $1.5 million was used to pay expenses incurred by the Preferred Investor in accordance with the Amendment. The Preferred Investor received approximately 260,000 Preferred Units in our Operating Partnership.

On December 31, 2014, we issued approximately 1,020 Preferred Units in our Operating Partnership to the Preferred Investor to cover the approximately $25,000 in costs incurred by the Preferred Investor in making its investment.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

As of May 28, 2015 we had closed on all properties in the 26 Property Portfolio through seven phases of closings. The acquisitions were funded in part by the issuance of an aggregate of approximately 2.1 million Preferred Units in our Operating Partnership for approximately $53.0 million.

On July 22, 2015 and September 23, 2015 we redeemed $6.0 million and $8.5 million in the Preferred Equity Investment, respectively.

As of September 30, 2015, the Preferred Investor had an aggregate of approximately $45.0 million invested in our Operating Partnership, representing approximately 1.8 million Preferred Units in our Operating Partnership.

The holders of the Preferred Units will receive current distributions (the “Current Distributions”) at a rate of a one-month LIBOR plus 6.5% per annum on the Liquidation Amount, payable monthly and calculated on an actual/360 basis. In addition to the Current Distributions, our Operating Partnership has the obligation to elect either (A) to pay the holder of the Preferred Units additional distributions monthly in an amount equal to: (i) 4.35% per annum of the Liquidation Amount through March 31, 2017; and (ii) beginning April 1, 2017, 6.35% per annum of the Liquidation Amount or (B) defer the additional distributions ( the “Deferred Distributions”) in an amount that will accumulate monthly in an amount equal to (i) LIBOR plus 10.85% of the Deferred Distributions through March 31, 2017; and (ii) beginning April 1, 2017, LIBOR plus 12.85% of the Deferred Distributions.

The Preferred Units may be redeemed by our Operating Partnership, in whole or in part, at the option of our Operating Partnership at any time. The redemption price (the “Redemption Price”) for the Preferred Units will be equal to: (i) in the event of a partial redemption, the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions thereon to the date of redemption; and (ii) in the event of the redemption of all outstanding Preferred Units, the sum of the Liquidation Amount plus all accumulated and unpaid Current Distributions and any accumulated Deferred Distributions thereon to the date of redemption. If fewer than all of the outstanding Preferred Units are to be redeemed at the option of our Operating Partnership, the Preferred Units to be redeemed will be determined pro rata or by lot or in such other manner as determined by us, as the general partner of our Operating Partnership to be fair and equitable to all holders of the Preferred Units.

The holder of the Preferred Units may require our Operating Partnership to repurchase the Preferred Units upon the occurrence of any of the following (each an “Optional Repurchase Event”) and as defined within the Amendment: (A) a breach of any of the Protective Provisions; (B) an Event of Default; (C) a Change of Control that has not been consented to in accordance with the terms of the Amendment; (D) our failure to qualify as a REIT under the Internal Revenue Code; or (E) the occurrence and continuance of a monetary or a material default beyond any applicable cure period under any of the loan documents for each of the properties in our portfolio. The repurchase price for the Preferred Units will be the Redemption Price.

Note 7. Related Party Transactions

Fees to Affiliates

Our Advisory Agreement with our Advisor and dealer manager agreement (“Dealer Manager Agreement”) with our Dealer Manager, entitle our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organizational and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Organization and Offering Costs

Organization and offering costs of the Offering may be paid by our Advisor on our behalf and will be reimbursed to our Advisor from the proceeds of our Offering. Organization and offering costs consist of all expenses (other than sales commissions and the dealer manager fee) paid by us in connection with the Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. Our Advisor must reimburse us within 60 days after the end of the month which the Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions and dealer manager fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering.

Advisory Agreement

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. We are required under our Advisory Agreement to reimburse our Advisor for organization and offering costs; provided, however, our Advisor is required to reimburse us within 60 days after the end of the month in which the Offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions and dealer manager fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering.

Our Advisory Agreement also requires our Advisor to reimburse us to the extent that offering expenses, including sales commissions, dealer manager fees and organization and offering expenses, are in excess of 15% of gross proceeds from the Offering.

Our Advisor receives acquisition fees equal to 1.75% of the contract purchase price of each property we acquire plus reimbursement of any acquisition expenses our Advisor incurs. Our Advisor also receives a monthly asset management fee equal to 0.05208%, which is one-twelfth of 0.625%, of our average invested assets, as defined.

Under our Advisory Agreement, our Advisor receives disposition fees in an amount equal to the lesser of (i) one-half of the competitive real estate commission or (ii) 1% of the contract sale price for each property we sell, as long as our Advisor provides substantial assistance in connection with the sale. The total real estate commissions paid (including the disposition fee paid to our Advisor) may not exceed the lesser of a competitive real estate commission or an amount equal to 6% of the contract sale price of the property.

Our Advisor is also entitled to various subordinated distributions pursuant to our Operating Partnership Agreement if we (1) list our shares of common stock on a national exchange, (2) terminate our Advisory Agreement (other than a voluntary termination), (3) liquidate our portfolio, or (4) enter into an Extraordinary Transaction, as defined in the Operating Partnership Agreement.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning four fiscal quarters after we acquire our first real estate asset, our Advisor is required to pay or reimburse us the amount by which our aggregate annual operating expenses, as defined, exceed the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determine that such excess expenses were justified based

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified.

Dealer Manager Agreement

Our Dealer Manager receives a sales commission of up to 7.0% of gross proceeds from sales of Class A Shares and up to 2.0% of gross proceeds from the sales of Class T Shares in the Primary Offering and a dealer manager fee up to 3.0% of gross proceeds from sales of both Class A Shares and Class T Shares in the Primary Offering under the terms of our Dealer Manager Agreement. In addition, our Dealer Manager will receive an ongoing stockholder servicing fee that will be payable monthly and will accrue daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T Shares sold in the Primary Offering. Our Dealer Manager has entered into participating dealer agreements with certain other broker-dealers which authorizes them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager re-allows all of the sales commissions and, subject to certain limitations, the stockholders servicing fees paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of the 3.0% dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Dealer Manager also receives reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses will be considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses may not exceed 3% of gross offering proceeds from sales in the Primary Offering.

Affiliated Dealer Manager

Our Chief Executive Officer and President owned, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager through August 31, 2014. Effective, August 31, 2014, pursuant to the Self Administration and Investment Management Transaction, SmartStop indirectly owned the 15% non-voting equity interest in our Dealer Manager. Effective October 1, 2015, in connection with the Merger, the 15% non-voting equity interest in our Dealer Manager is now owned by our New Sponsor. An affiliate of our Dealer Manager continues to own a 2.5% non-voting membership interest in our Advisor.

Property Management Agreement

Through September 30, 2015, each of our self storage properties was managed by our Property Manager under separate property management agreements. Under each agreement, our Property Manager received a fee for its services in managing our properties, generally equal to the greater of $3,000 or 6% of the gross revenues from the properties plus reimbursement of the Property Manager’s costs of managing the properties. Reimbursable costs and expenses include wages and salaries and other expenses of employees engaged in operating, managing and maintaining our properties. Our Property Manager also received a one-time fee for each property acquired by us that was managed by our Property Manager in the amount of $3,750. In the event that our Property Manager assisted with the development or redevelopment of a property, we paid a separate market-based fee for such services. In addition, our Property Manager was entitled to a construction management fee equal to 5% of the cost of construction or capital improvement work in excess of $10,000 and an administration fee equal to $0.50 a month for each insurance policy purchased by a tenant at one of our properties in connection with the tenant insurance program. Additionally, each agreement included a non-solicitation provision and a provision regarding the Property Manager’s use of trademarks and other intellectual property owned by SmartStop.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

As of October 1, 2015, each of our self storage properties are subject to separate property management agreements with our Property Manager, which in turn has entered into sub-property management agreements with Extra Space, which will provide on-site management of our properties. Under the property management agreements, our Property Manager receives a monthly management fee of $2,500 or 6% of the gross revenues, whichever is greater, plus reimbursement of the Property Manager’s costs of managing the properties. Extra Space has agreed to pay up to $25,000 for each property managed toward the signage and set-up costs associated with converting each property to the Extra Space brand (the “Set-Up Amount”). The property management agreements have a three year term and automatically renew for successive one year periods thereafter, unless we or our Property Manager provides prior written notice at least 90 days prior to the expiration of the term. We may terminate a property management agreement without cause at any time during the initial three year term if we pay the Property Manager a termination fee equal to the Set-Up Amount, reduced by 1/36th of the Set-Up Amount for every full month of the term. After the end of the initial three year term, we may terminate a property management agreement on 30 days prior written notice without payment of a termination fee. Our Property Manager may terminate a property management agreement on 60 days prior written notice to us.

The sub-property management agreements between our Property Manager and Extra Space are substantially the same as the property management agreements between us and our Property Manager. Under the sub-property management agreements, our Property Manager will pay Extra Space a monthly management fee of $2,500 or 6% of the gross revenues, whichever is greater, plus reimbursement of Extra Space’s costs of managing the properties; provided, however that no management fee is due and payable to Extra Space for the months of January and July each year during the term. Extra Space has the exclusive right to offer tenant insurance to the tenants and is entitled to all of the benefits of such tenant insurance. The sub-property management agreements also have a three year term and automatically renew for successive one year periods thereafter, unless our Property Manager or Extra Space provides prior written notice at least 90 days prior to the expiration of the term. Our Property Manager may terminate the sub-property management agreement without cause at any time during the initial three year term if it pays Extra Space a termination fee equal to the Set-Up Amount, reduced by 1/36th of the Set-Up Amount for every full month of the term. After the end of the initial three year term, our Property Manager may terminate a sub-property management agreement on 30 days prior written notice without payment of a termination fee. Extra Space may terminate a property management agreement on 60 days prior written notice to our Property Manager.

In addition, we entered into an agreement with Extra Space and our Property Manager in which we agreed that, subject to certain limitations, our Property Manager will retain Extra Space as sub-property manager for all self storage properties we acquire in the United States that will be managed by our Property Manager.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the year ended December 31, 2014, and the nine months ended September 30, 2015, and any related amounts payable as of December 31, 2014 and September 30, 2015:

	Year Ended December 31, 2014			Nine Months Ended September 30, 2015
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$862,827	$26,326	$836,501	$1,060,736	$1,848,986	$48,251
Asset management fees	22,254	—	22,254	616,858	639,112	—
Property management fees	47,287	—	47,287	927,764	975,051	—
Acquisition expenses	1,089,783	386,750	703,033	2,625,303	3,247,701	80,635
Capitalized
Deferred financing costs	441,873	—	441,873	214,006	505,879	150,000
Other assets	461,492	—	461,492	77,556	539,048	—
Additional Paid-in Capital
Selling commissions	1,201,157	1,201,157	—	3,012,145	3,012,145	—
Dealer Manager fee	514,781	508,902	5,879	753,037	729,339	29,577
Offering costs	1,805,916	—	1,805,916	319,882	2,069,699	56,099

Total	$6,447,370	$2,123,135	$4,324,235	$9,607,287	$13,566,960	$364,562

Tenant Insurance Program

Prior to the closing of the Merger on October 1, 2015, SmartStop participated in a tenant reinsurance program whereby customers of our self storage facilities were able to purchase insurance to cover damage or destruction to their property while stored at our facilities. SmartStop invested in a Cayman Islands company (the “Reinsurance Company”) that insures a portion of the insurance required by the program insurer to cover the risks of loss at participating facilities in the program. The program insurer provided fees (approximately 50% of the tenant premium paid) to us as owner of the facilities. The Reinsurance Company was required to fund additional capital or entitled to receive distributions of profits depending on actual losses incurred under the program. Commensurate with the effective date of the Self Administration and Investment Management Transaction of August 31, 2014, SmartStop acquired its interest in the Reinsurance Company from our Chief Executive Officer and President. For the three months ended September 30, 2015 and 2014, we recorded revenue of approximately $100,000 and none, respectively, from the program insurer. For the nine months ended September 30, 2015 and 2014, we recorded revenue of approximately $260,000 and none, respectively, from the program insurer. Effective October 1, 2015, Extra Space will be entitled to all tenant insurance revenues and we will no longer receive any such tenant insurance revenues.

Storage Auction Program

Our President and Chief Executive Officer, and our Senior Vice President — Property Management and the President of our Property Manager, own minority interests in a company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions online instead of using live auctions conducted at the self storage facilities. Once the contents of a storage unit are sold at auction, we will pay the Auction Company a service fee based upon the sale price of the unit. Collectively, these officers own 9% of the voting interests in the Auction Company. For the three months ended September 30, 2015 and 2014, we had incurred fees of approximately $2,000 and none, respectively, in connection with the Auction Company. For the nine months ended September 30, 2015 and 2014, we had incurred fees of approximately $5,000 and none, respectively.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Note 8. Commitments and Contingencies

Distribution Reinvestment Plan

We have adopted an amended and restated distribution reinvestment plan that allows both our Class A and Class T stockholders to have distributions otherwise distributable to them invested in additional shares of our Class A and Class T Shares, respectively. The purchase price per share is 95% of the current offering price of our shares in the Primary Offering. We may amend or terminate the amended and restated distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to stockholders. As of September 30, 2015 we have sold approximately $0.6 million in shares through our distribution reinvestment plan offering.

Share Redemption Program

We adopted a share redemption program that enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

Our board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to our stockholders. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders. The complete terms of our share redemption program are described in our prospectus.

The amount that we may pay to redeem stock for redemptions is the redemption price set forth in the following table which is based upon the number of years the stock is held:

Number Years Held	Redemption Price
Less than 1	No Redemption Allowed
1 or more but less than 3	90.0% of Redemption Amount
3 or more but less than 4	95.0% of Redemption Amount
4 or more	100.0% of Redemption Amount

At any time we are engaged in an offering of shares, the Redemption Amount for shares purchased under our share redemption program will always be equal to or lower than the applicable per share offering price. As long as we are engaged in an offering, the Redemption Amount shall be the lesser of the amount the stockholder paid for their shares or the price per share in the current offering. If we are no longer engaged in an offering, the per share Redemption Amount will be determined by our board of directors. Our board of directors will announce any redemption price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders. At any time the redemption price during an offering is determined by any method other than the offering price, if we have sold property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share redemption price will be reduced by the net sale proceeds per share distributed to investors prior to the redemption date as a result of the sale of such property in the special distribution. Our board of directors will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While our board of directors does not have specific criteria for determining a special distribution, we expect that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

There are several limitations on our ability to redeem shares under the share redemption program including, but not limited to:

•	Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

•	We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Through September 30, 2015 we received one request for the redemption of 1,750 shares which was fulfilled in July 2015.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as our Advisor is acting as our advisor under the Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

Note 9. Declaration of Distributions

On September 2, 2015, our board of directors declared a distribution with respect to our Class A common stock for the fourth quarter of 2015 at a rate of $0.00164383561 per day per share on the outstanding shares of Class A common stock payable to stockholders of record of such shares as shown on our books at the close of business on each day during the period, commencing on October 1, 2015 and continuing on each day thereafter through and including December 31, 2015. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as our Chief Executive Officer may determine.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

Note 10. Selected Quarterly Data (Unaudited)

The following is a summary of quarterly financial information for the periods shown below:

	Three months ended
	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
Total revenues	$—	$465,345	$3,006,780	$4,488,212	$5,053,724
Total operating expenses	$498,335	$1,356,884	$5,925,633	$5,613,146	$5,989,195
Operating loss	$(498,335)	$(891,539)	$(2,918,853)	$(1,124,934)	$(935,471)
Net loss	$(498,335)	$(996,259)	$(3,580,205)	$(1,990,815)	$(1,854,575)
Net loss attributable to common stockholders	$(482,603)	$(1,124,645)	$(4,979,729)	$(4,037,637)	$(3,739,454)
Net loss per share-basic and diluted	$(0.77)	$(0.84)	$(2.26)	$(1.36)	$(0.82)

Note 11. Subsequent Events

Acquisition – Tampa, Florida

On November 2, 2015, we acquired a self storage facility located in Tampa, Florida (the “Rainbow Mini Storage Property”). The purchase price for the Rainbow Mini Storage Property was approximately $3.3 million, plus closing costs and acquisition fees, which we funded with net proceeds from our Primary Offering.

Potential Acquisition – Boynton Beach, Florida

On November 3, 2015, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party (the “Boynton Beach Purchase Agreement”) for the acquisition of a self storage facility (the “Boynton Beach Property”). The Boynton Beach Property is a three story property located in Boynton Beach, Florida. The purchase price for the Boynton Beach Property is approximately $18 million, plus closing costs and acquisition fees. We expect the acquisition of the Boynton Beach Property to close in the fourth quarter of 2015 and to fund such acquisition with a combination of net proceeds from our Primary Offering and a credit facility or other debt financing. There can be no assurance that we will complete the acquisition. If we fail to acquire this property, in addition to incurred acquisition costs, we may also forfeit earnest money as a result.

Potential Acquisition – Lancaster, California

On November 12, 2015, one of our subsidiaries executed a purchase and sale agreement with an unaffiliated third party (the “Lancaster Purchase Agreement”) for the acquisition of a self storage facility (the “Lancaster Property”). The Lancaster Property is a single story property located in Lancaster, California. The purchase price for the Lancaster Property is approximately $4.7 million, plus closing costs and acquisition fees. We expect the acquisition of the Lancaster Property to close in the first quarter of 2016 and to fund such acquisition with a combination of net proceeds from our Primary Offering and a credit facility or other debt financing. There can be no assurance that we will complete the acquisition. If we fail to acquire this property, in addition to incurred acquisition costs, we may also forfeit earnest money as a result.

Class T Distribution Declaration

On October 21, 2015, our board of directors declared a daily distribution with respect to our Class T Shares in the amount of $0.00164383561 per share (equivalent to an annualized distribution rate of 6.34% assuming the Class T Share was purchased for $9.47) on the outstanding Class T Shares, payable to stockholders of record of

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015

such shares as shown on our books as of the close of business on each day of the period commencing on October 21, 2015 and ending December 31, 2015. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as our Chief Executive Officer may determine.

Preferred Equity

In October 2015, we redeemed $25.0 million in the Preferred Equity Investment.

In November 2015, we redeemed all remaining Preferred Units and paid all Current Distributions and Deferred Distributions, all of which totaled approximately $22.0 million.

Offering Status

As of November 9, 2015, in connection with our Offering we have issued approximately 13.3 million Class A Shares and approximately 0.2 million Class T Shares for gross proceeds of approximately $132.2 million and $1.8 million, respectively.